Exhibit 10.3

RED ROBIN GOURMET BURGERS, INC.
SECOND AMENDED AND RESTATED
2007 PERFORMANCE INCENTIVE PLAN
FORM OF
PERFORMANCE BASED CASH AWARD AGREEMENT
This Performance Based Cash Award Agreement (this “Agreement”) between RED ROBIN GOURMET BURGERS, INC. (the “Corporation”) and [ ] (“Participant”) is dated effective [ ] (the “Date of Grant”).
AGREEMENT
1.Award. Subject to the terms and conditions hereof and of the Red Robin Gourmet Burgers, Inc. Second Amended and Restated 2007 Performance Incentive Plan (the “Plan”), the Corporation hereby grants to Participant the right to earn a cash bonus (the “Award”) based upon the Corporation’s achievement of certain performance goals over the three fiscal year period commencing on [ ] and ending on [ ] (the “Performance Period”). The target amount of Participant’s Award shall be $[ ] (“Target Award”). The actual amount of the Award, if any, shall be determined pursuant to Sections 2 through 4 below and may be greater than, equal to, or less than the Target Award based on the Corporation’s performance during the Performance Period. Except as provided below, Participant must be employed continuously by or provide services to the Corporation from the Date of Grant through the last day of the Performance Period to receive any payment hereunder.  If Participant ceases to be employed by or ceases to provide services to the Corporation at any time prior to the last day of the Performance Period, then, except as provided below, this award shall be canceled immediately on the Separation Date and Participant shall cease to have any right or entitlement to receive any payment or other award hereunder.
2.    Calculation of Award Amount. The amount of Participant’s Award, if any, shall be determined based on the Corporation’s performance over the Performance Period as measured by the following two metrics: Cumulative EBITDA (as defined below) and Average Return on Invested Capital (also defined below). One half of the Target Award shall be assigned to each performance metric, and the amount earned as a result of each metric shall be calculated separately, in accordance with the table below. The total Award amount, if any, shall be the sum of the amounts earned in respect of each performance metric.

Cumulative EBITDA Amount earned in respect of this metric shall equal: (Target Award * 1/2 * EBIDTA % Payout)			Average Return on Invested Capital Amount earned in respect of this metric shall equal: (Target Award * 1/2 * ROIC % Payout)
	Cumulative EBITDA for the Performance Period as a Percentage of Target	EBITDA % Payout *		Average Return on Invested Capital for the Performance Period as a Percentage of Target	ROIC % Payout *
Threshold	90.0%	50.0%	Threshold	89.5%	0%
	92.0%	60.0%		91.6%	20.0%
	94.0%	70.0%		93.7%	40.0%
	96.0%	80.0%		95.8%	60.0%
	98.0%	90.0%		97.9%	80.0%
Target	100.0%	100.0%	Target	100.0%	100.0%
	102.0%	110.0%		102.1%	120.0%
	104.0%	120.0%		104.2%	140.0%
	106.0%	130.0%		106.3%	160.0%
	108.0%	140.0%	Maximum	108.4%	180.0%
	110.0%	150.0%
	112.0%	160.0%
	114.0%	170.0%
	116.0%	180.0%
	118.0%	190.0%
Maximum	120.0%	200.0%
* If the Corporation’s performance during the Performance Period falls between any of the percentages in the table above, the EBITDA % Payout or ROIC % Payout, as applicable, shall be calculated using linear interpolation (e.g. if Cumulative EBITDA for the Performance Period is 103% of the target, the EBITDA % Payout would be 115%).

The Cumulative EBITDA and Average Return on Invested Capital targets to be used in accordance with the table above were established in writing by the Administrator on [ ]. Such targets are not set forth herein and the parties agree that they shall not be specifically disclosed to the Participant as they relate to or contain future financial goals of the Corporation which have not and will not be disclosed to the public. The Administrator shall adjust such targets to exclude the effect of any of the following events that occur during the Performance Period: (i) asset write-downs, (ii) extraordinary litigation, claims, judgments, or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any other extraordinary, unusual, non-recurring or non-comparable items (A) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s Annual Report to stockholders, (B) as described in Accounting Principles Board Opinion No. 30 (or successor guidance thereto) or (C) as publicly announced by the Corporation in a press release or conference call relating to the Corporation’s results of operations or financial condition for a completed quarterly or annual fiscal period.
3.    Service Requirements; Termination of Employment.
(a)    General. Participant shall be eligible to receive an Award only if Participant remains employed by the Corporation through the last day of the Performance Period. If Participant ceases to be employed by the Corporation at any time prior to the last day of the Performance Period, then, except as otherwise provided below, this Agreement shall be canceled immediately on the Separation Date and Participant shall cease to have any right or entitlement to receive any payment hereunder. Nothing contained in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment of the Corporation or to continue at the same job level that Participant holds as of the Date of Grant.
(b)    Accelerated Vesting upon Participant’s Death or Total Disability. Notwithstanding Section 3(a) above, if Participant’s employment with the Corporation is terminated prior to the last day of the Performance Period as a result of Participant’s death or Total Disability, then at the Separation Date the Performance Period shall be deemed to have ended and Participant’s Award, if any, shall be calculated in the manner set forth in Section 2 above except (i) appropriate adjustments shall be made by the Administrator to the targets for Cumulative EBITDA and Average Return on Invested Capital, and (ii) the amount of the Award, if any, will be pro-rated based on the number of days that Participant was employed by the Corporation between the Date of Grant and the Separation Date as a percentage of the total number of days in the Performance Period.
(c)    Accelerated Vesting upon Participant’s Retirement. Notwithstanding Section 3(a) above, if Participant’s employment with the Corporation is terminated prior to the last day of the Performance Period as a result of Participant’s Retirement, then at the Separation Date, the Performance Period shall be deemed to have ended and Participant’s Award, if any, shall be calculated in the manner set forth in Section 2 above except (i) appropriate adjustments shall be made by the Administrator to the targets for Cumulative EBITDA and Average Return on Invested Capital, and (ii) the amount of the Award, if any, will be pro-rated based on the number of days that Participant was employed by the Corporation between the Date of Grant and the Separation Date as a percentage of the total number of days in the Performance Period.
4.    Change in Control Event. If the Corporation undergoes a Change in Control Event prior to the last day of the Performance Period, then the Performance Period shall be deemed to have ended on the effective date of the Change in Control Event, and Participant shall be entitled to an Award calculated in the manner set forth in Section 2 above except appropriate adjustments shall be made by the Administrator to the targets for Cumulative EBITDA and Average Return on Invested Capital.
5.    Payment of Awards. Participant’s Award, if any, shall be paid in cash within sixty-five (65) days after (i) the end of the Performance Period, or (ii) the Separation Date, if Section 3(b) or 3(c) is applicable (subject to any payment delay required by Section 11(b), below), or (iii) the Change in Control Event, if Section 4 is applicable.
6.    Tax Withholding. The Corporation shall withhold from any Award payable hereunder all federal, state, local and other income and employment taxes required to be withheld from such Award.

7.    Non-Solicitation. Participant, for the twelve (12) month period immediately following the date of termination of Participant’s employment, shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, or shareholder, or otherwise on behalf of any other person, firm, or corporation, directly or indirectly solicit or attempt to solicit away from the Corporation any of its employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an employee of the Corporation; provided, however, that a general solicitation or advertisement to which an employee of the Corporation responds shall in no event be deemed to result in a breach of this Section 7.
8.    Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.
9.    Conflicts and Interpretation. Participant acknowledges receipt of a copy of the Plan, and agrees that this Award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.
10.    Amendment. The Corporation may modify, amend or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law or as necessary to avoid adverse tax or accounting consequences. Prior to the effectiveness of any modification, amendment or waiver, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
11.    Compliance with Code Section 409A.
(a)    It is the intention of the parties that compensation payable under this Agreement shall not be subject to the additional tax imposed pursuant to Section 409A of the Code and the parties shall interpret this Agreement in a manner consistent with such intent.
(b)    If Participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Participant’s Separation Date that, absent the application of this Section 11(b), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Participant’s Separation Date or (ii) Participant’s death.
12.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Plan. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.
(a)    “Average Return on Invested Capital” means (x) the Return on Invested Capital for each fiscal year of the Corporation during the Performance Period ÷ (y) the total number of fiscal years in the Performance Period.
(b)    “Change in Control Event” means a “Change in Control Event” as defined in the Plan, that also qualifies as a “change in control event” pursuant to Treasury Regulation Section 1.409A-3(i)(5).
(c)    “Cumulative EBITDA” means the net earnings of the Corporation over the relevant period plus (i) pre-opening expenses, (ii) impairments, (iii) stock option expense, (iv) interest expense, (v) income taxes, (vi) depreciation and (vii) amortization expense.
(d)    “Retirement” means the voluntary termination of employment by Participant from the Corporation when the Participant’s age plus years of service with the Corporation (in each case measured in complete, whole years) equals or exceeds 67, provided that at the date of termination the Participant is at least 58 years of age and has completed at least five years of service with the Corporation

(e)    “Return on Invested Capital” for a relevant period means:
NOPAT ÷ Invested Capital
“NOPAT” means Net Operating Profit for the relevant period multiplied by (1- the Corporation’s effective tax rate for the relevant period).
“Net Operating Profit” means net earnings for the relevant period plus (i) interest expense, and (ii) income taxes.
“Invested Capital” means the Corporation’s total long term debt plus the Corporation’s total equity.
(f)    “Separation Date” shall be the date on which Participant’s employment with the Corporation ceases for any reason in a manner that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), including Participant’s resignation for any reason, the Corporation’s termination of Participant’s employment for any reason including Total Disability, or Participant’s death.
(g)     “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Internal Revenue Code or as otherwise determined by the Administrator).

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Performance Based Cash Award Agreement effective as of the Date of Grant.
RED ROBIN GOURMET BURGERS, INC.

By:
Title:
PARTICIPANT:
Name:
Date: